Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

BEST Inc.

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$18,846,613.30	(1)	$0.0001531	(2)	$2,885.42	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$18,846,613.30
Total Fees Due for Filing					$2,885.42
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$2,885.42

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The filing fee is calculated based on the sum of the aggregate cash payment of US$0.144 per share for the 130,879,259 issued and outstanding ordinary shares of the issuer (including shares represented by ADSs) subject to the proposed merger of Phoenix Global Partners with and into the issuer, assuming the issuance of shares upon the vesting of certain restricted share units of the Company that shall have become vested or are expected to vest on or prior to December 31, 2024 (the “Transaction Valuation”).

(2)	The amount of the filing fee calculated in accordance with the Exchange Act equals US$153.10 for each US$1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.